EXHIBIT 99.1

[LOGO OF CARDIMA, INC.]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Ronald E. Bourquin	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Senior VP, Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE draft 3lha

CARDIMA ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Quarterly Highlights Include:

•	FDA Schedules Panel Review Date for REVELATION® Tx
•	Strengthened Cash Position Through Completion of Private Placements
•	Surgical Ablation System Approved for Sale in the United States
•	REVELATION® Family of Microcatheters Receives Approval in Canada
•	Cardima Sponsors Atrial Fibrillation Session at the XII World Congress of Pacing and Electrophysiology

FREMONT, Calif. (May 7, 2003) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $638,000, compared with $766,000 for the first quarter of 2002, a decrease of 17%. The decrease is due primarily to 52% lower revenues in Europe compared with the first quarter of 2002, which included significant revenues from the initial product launch of the REVELATION® Helix in Europe. Revenues in Asia/Pacific decreased 17%, while revenues in the United States increased 32% on strong sales of existing diagnostic and guiding catheters. On a sequential quarter basis, total revenue increased 7% in the first quarter of 2003, compared with fourth quarter 2002 revenues. Revenue in the United States increased by 9% in the first quarter of 2003 compared with fourth quarter 2002 revenues, while revenue increased 2% in Europe and decreased 4% in Asia in the comparable quarter.

Net loss for the first quarter of 2003 increased to $3,221,000, or $0.06 per share compared with $2,570,000, or $0.06 per share, for the first quarter of 2002. The increase in net loss was due primarily to the decrease in revenues, coupled with a 14% increase in research and development expenses and a 12% increase in sales, general and administrative expenses. Shares used in calculating the net loss per share increased to

55.3 million shares outstanding from 42.6 million due to sales of shares in private placements since Q1 2002. Sequentially, net loss decreased to $3,221,000 from $3,531,000, or 9% in the first quarter of 2003, compared with the fourth quarter of 2002, respectively, with research and development expenses decreasing 26% and sales, general and administrative expenses decreasing 5%.

Commenting on first quarter 2003 results, Gabriel Vegh, chief executive officer, said, “We made good progress in several areas during the last three months. Our Surgical Ablation System received U.S. Food and Drug Administration (FDA) 510(k) clearance for sale in the U.S., opening a new opportunity to market the REVELATION® system. We also received approval to market the full REVELATION® family of therapeutic products in Canada. A major milestone was achieved with the scheduling of a meeting on May 29, 2003 by the Circulatory Systems Device Panel of the FDA to present our pre-market approval application (PMA) of the REVELATION® Tx for a review by the Advisory Panel. In addition, we secured financing in private placements that closed in the first quarter. This key step in the PMA approval process and the additional financing secured during the quarter is taking us closer to the date when we can start marketing our therapeutic products in the U.S. to treat paroxysmal AF.

Cardima has scheduled an investor conference call regarding this announcement to be held today, beginning at 5:00 p.m. Eastern Time. To participate in the live call via telephone, please call (888) 212-9184. A telephone replay will be available until midnight Eastern Time May 9th, 2003 by dialing (800) 642-1687 and entering passcode 67181.

Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A replay will be available on the Web site for 90 days.

Cardima, Inc. developed the REVELATION® Tx linear ablation microcatheter system as a minimally invasive, single-use product that may have the potential for curing AF. Cardima believes the REVELATION® Tx to be the first minimally invasive device to treat AF that has been submitted on a pre-market approval (PMA) application to the FDA in the U.S. Cardima submitted the PMA to the FDA on September 20, 2002 and was granted expedited review status by the FDA on November 5, 2002. That application is pending a May 29th, 2003 Panel Date scheduled by the FDA. Clinical trial data from the REVELATION® Tx microcatheter demonstrated safety and promising efficacy. Cardima’s mission is to get better devices to treat AF in the hands of the medical community.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval application for the REVELATION® Tx or any other product will be approved by the FDA, whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals, gain acceptance for its products from the marketplace and whether the Company will be able to successfully market, sell and derive significant revenue from its products, including REVELATION® Tx. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

# # #

(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

In thousands, except per share amounts

	Three months ended March 31,
	2003	2002
	(unaudited)	(unaudited)
Revenues	$638	$766
Cost of goods sold	1,085	890

Gross margin	(447)	(124)
Operating expenses:
Research and development	950	833
Sales, general and administrative	1,834	1,633

Total operating expenses	2,784	2,466

Operating loss	(3,231)	(2,590)

Interest income	12	28
Interest expense	(2)	(8)
Net loss	$(3,221)	$(2,570)

Basic and diluted net loss per share	$(0.06)	$(0.06)

Basic and diluted shares used in calculating net loss per share	55,344	42,641

Selected Balance Sheet Data

(In thousands)

	As of
	March 31, 2003	December 31, 2002*
	(unaudited)
Cash, cash equivalents and short-term investments	$2,827	$3,385
Working capital	1,785	1,866
Total assets	6,318	7,265
Total liabilities	3,064	3,715
Stockholders’ equity	3,154	3,550

*	Derived from audited financial statements for the year ended December 31, 2002 included in the Company’s 2002 Annual Report on Form 10-K